EXHIBIT 23.03

[On letterhead of Crowe LLP]

CONSENT OF CROWE LLP

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Bank of Marin Bancorp (the “Company”) as Exhibit 8.01 to the registration statement on Form S-4 as filed with the Securities and Exchange Commission relating to the proposed merger of American River Bankshares with the Company, and to the references to our firm and such opinion in the joint proxy statement/prospectus contained in the registration statement on Form S-4.

/s/ Crowe LLP
Crowe LLP
June 11, 2021